UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2009

SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16499 (Commission File Number)	54-1746596 (I.R.S. Employer Identification No.)

7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

☐  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On May 4, 2009, the Compensation Committee of the Board of Directors of Sunrise Senior Living, Inc. (the “Company” or “Sunrise”), at a regularly scheduled meeting, determined to award a bonus of $475,000 to its Chief Executive Officer, Mark S. Ordan. In determining the amount of the bonus, the Compensation Committee took into account Mr. Ordan's target annual bonus amount of $975,000 (of which $500,000 was paid in November 2008 pursuant to his employment agreement). In awarding such bonus, it was the Committee's determination that in spite of the Company's failure to achieve its goals or budget for 2008, the market conditions and business environment encountered by Mr. Ordan upon his appointment as the Company's Chief Executive Officer were extraordinary, and that his leadership through this time has been exceptional and has measurably improved the Company's prospects. Such improvements included the previously announced refinancing, debt restructuring, sale of assets and expense reduction plans.

     At the recommendation of Mr. Ordan, the Compensation Committee also approved a bonus of $270,000 to Greg Neeb, the Chief Investment Officer of the Company. In determining the amount of the bonus, the Compensation Committee took into account Mr. Neeb’s target annual bonus amount of $230,000 as a guideline, and agreed with Mr. Ordan’s assessments of Mr. Neeb's strengths and accomplishments, including that Mr. Neeb has made vital contributions to the aforementioned refinancing, debt restructuring, sale of assets, and expense reduction efforts, as well as to key operational, financial and strategic decisions.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                          SUNRISE SENIOR LIVING, INC.

Date: May 7, 2009                             By: /s/ Mark Ordan
                                                                Mark Ordan
                                                                Chief Executive Officer